Exhibit 3.1.1

Certificate of Amendment	Certificat de modification

Canada Business Corporations Act	Loi canadienne sur les sociétés par actions

ENERKEM INC.

Corporate name / Dénomination sociale

445776-5

Corporation number / Numéro de société

I HEREBY CERTIFY that the articles of the above-named corporation are amended under section 178 of the Canada Business Corporations Act as set out in the attached articles of amendment.

JE CERTIFIE que les statuts de la société susmentionnée sont modifiés aux termes de l’article 178 de la Loi canadienne sur les sociétés par actions, tel qu’il est indiqué dans les clauses modificatrices cijointes.

/s/ Marcie Girouard

Marcie Girouard
Director / Directeur

2012-02-10
Date of Amendment (YYYY-MM-DD) Date de modification (AAAA-MM-JJ)

Form 4	Formulaire 4
Articles of Amendment	Clauses modificatrices
Canada Business Corporations Act	Loi canadienne sur les sociétés par
(CBCA) (s. 27 or 177)	actions (LCSA) (art. 27 ou 177)

1	Corporate name
Dénomination sociale
ENERKEM INC.

2	Corporation number
Numéro de la société
445776-5

3	The articles are amended as follows
Les statuts sont modifiés de la façon suivante

The corporation amends the description of classes of shares as follows:
La description des catégories d’actions est modifiée comme suit :
See attached schedule / Voir l’annexe ci-jointe

4	Declaration: I certify that I am a director or an officer of the corporation.
Déclaration : J’atteste que je suis un administrateur ou un dirigeant de la société.

Original signed by / Original signé par
Jocelyn Auger
Jocelyn Auger
514-875-0284

Note: Misrepresentation constitutes an offence and, on summary conviction, a person is liable to a fine not exceeding $5000 or to imprisonment for a term not exceeding six months or both (subsection 250(1) of the CBCA).

Nota : Faire une fausse déclaration constitue une infraction et son auteur, sur déclaration de culpabilité par procédure sommaire, est passible d’une amende maximale de 5 000 $ ou d’un emprisonnement maximal de six mois, ou de ces deux peines (paragraphe 250(1) de la LCSA).

IC 3069 (2008/04)

SCHEDULE A

ARTICLES OF AMENDMENT

OF

ENERKEM INC.

The articles of the Corporation are amended as follows:

1.                                       By increasing the maximum number of authorized Class B common shares that the Corporation is authorized to issue from 15,678 Class B common shares to 125,424 Class B common shares;

2.                                       By amending sections 2.6 and 3.5 of Annex A to the articles of the Corporation so as to add the following words at the end of such sections: “such conversion being deemed to take effect immediately prior to the effectiveness of the registration statement or prospectus covering such sale of securities to the public”;

3.                                       By subdividing all of the issued and outstanding shares in the capital of the Corporation on an 8-for-1 basis, in order that, upon issuance of the certificate of amendment confirming the aforementioned articles, the issued and outstanding shares of the Corporation be transformed in the following manner:

i)                                         the 286,348 Class A common shares issued and outstanding immediately prior to the filing of such articles of amendment shall be subdivided into 2,290,784 Class A common shares;

ii)                                      the 15,678 Class B common shares issued and outstanding immediately prior to the filing of such articles of amendment shall be subdivided into 125,424 Class B common shares;

iii)                                   the 1,543,408 Class A preferred shares issued and outstanding immediately prior to the filing of such articles of amendment shall be subdivided into 12,347,264 Class A preferred shares, which, for greater certainty, shall be broken down as follows for each series of such class:

(a)               the 175,024 Class A preferred shares, Series 1 shall be subdivided into 1,400,192 Class A preferred shares, Series 1;

(b)              the 173,913 Class A preferred shares, Series 2 shall be subdivided into 1,391,304 Class A preferred shares, Series 2;

(c)               the 1,194,471 Class A preferred shares, Series 4 shall be subdivided into 9,555,768 Class A preferred shares, Series 4; and

iv)                                  the 592,333 Class B preferred shares, Series 1 issued and outstanding immediately prior to the filing of such articles of amendment shall be subdivided into 4,738,664 Class B preferred shares, Series 1; and

v)                                     By correspondingly decreasing the Series 1 Class A Original Issue Price, the Series 1 Class A Initial Conversion Price, the Series 2 Class A Original Issue Price, the Series 2 Class A Initial Conversion Price, the Series 3 Class A Original Issue Price, the Series 3 Class A Initial Conversion Price, the Series 4 Class A Original Issue Price, the Series 4 Class A Initial Conversion Price, the Series 1 Class B Original Issue Price and the Series 1 Class B Initial Conversion Price for each series of the Class A preferred shares and the Class B preferred shares (in each case, as such terms are defined in the articles), such that:

(a)               the Series 1 Class A Original Issue Price and the Series 1 Class A Initial Conversion Price shall, upon the issuance of the certificate of amendment in respect of these articles, be equal to $3.63625;

(b)              the Series 2 Class A Original Issue Price and the Series 2 Class A Initial Conversion Price shall, upon the issuance of the certificate of amendment in respect of these articles, be equal to $5.75;

(c)               the Series 3 Class A Original Issue Price and the Series 3 Class A Initial Conversion Price shall, upon the issuance of the certificate of amendment in respect of these articles, be equal to $5.75;

(d)              the Series 4 Class A Original Issue Price and the Series 4 Class A Initial Conversion Price shall, upon the issuance of the certificate of amendment in respect of these articles, be equal to $5.75; and

(e)               the Series 1 Class B Original Issue Price and the Series 1 Class B Initial Conversion Price shall, upon the issuance of the certificate of amendment in respect of these articles, be equal to $15.52125.

IC 3069 (2008/04)